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                   UNITED STATES                           SEC FILE NUMBER
        SECURITIES AND EXCHANGE COMMISSION                    000-23726
              Washington, D.C. 20549                 ---------------------------
                                                     ---------------------------
                    FORM 12b-25                             CUSIP NUMBER
                                                            380961-10-2
            NOTIFICATION OF LATE FILING              ---------------------------


                   (Check One):
[ ] Form 10-KSB  [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-QSB  [ ] Form N-SAR

                  FOR PERIOD ENDED:   September 30, 1998
                                      ------------------

                  [ ] Transition Report on Form 10-KSB
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-QSB
                  [ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                -----------------------------------------------

Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

Golden Eagle International, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

N/A
--------------------------------------------------------------------------------
Former Name if Applicable

4949 S. Syracuse St., Ste. 300
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Denver, CO  80237
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ]      (b)        The subject annual report,  semi-annual  report,  transition report on Form 10-KSB, Form 20-F, Form 11-K or Form N- SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form
                    10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, Form 20-F, Form 11-K, Form 10-QSB, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Difficulty in obtaining information from Bolivian subsidiary in a timely manner.

PART IV - OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

     Mary A. Erickson                 303                   694-6101
--------------------------------------------------------------------------------
           (Name)                 (Area Code)          (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                  [ ] Yes  [X] No

10-QSB for periods ending 3-31-98 and 6-30-98.

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  [ ] Yes  [X] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Management estimates operating losses in excess of $1,000,000 for the 3 months ended 9-30-98, which compares to an operating loss of $787,134 for the corresponding period in 1997. Management estimates operating losses for the 9 months ended 9-30-98 to be in excess of $3,000,000, compared to an operating loss of $3,839,348 for the corresponding period in 1997.

                        Golden Eagle International, Inc.
                   ------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   November 16, 1998                   By: /s/  Mary A. Erickson
        -----------------                       --------------------------------
                                                Mary A. Erickson


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                               ATTENTION

       Intentional misstatements or omissions of fact constitute
           Federal Criminal Violations (See 18 U.S.C. 1001).




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